Exhibit 99.1

Valentis, Inc.

Valentis, Inc.
Joe Markey
(650) 697-1900 x369
IR@valentis.com

Valentis Provides Nasdaq Update

BURLINGAME, CA, August 25, 2006 — Valentis, Inc. (NASDAQ: VLTS) announced today that it received a Nasdaq Staff Deficiency Letter on August 23, 2006 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company is provided 180 days to regain compliance. If at any time during the next 180 days, the bid price of Valentis’ common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company complies with the minimum bid price requirements.

About Valentis

Valentis is a biotechnology company. On July 11, 2006 Valentis announced negative results in its Phase IIb clinical trial of VLTS 934 in PAD. While Valentis focused its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer. The Company continues to assess strategic opportunities including the sale or merger of the business and the sale of certain assets.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “projects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to clinical trials and results, uncertainties related to projected cash reserves, its ability to obtain financing and additional capital, its ability to continue as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease or other diseases, that any of Valentis’ programs will be partnered with pharmaceutical partners, that any necessary regulatory approvals will be obtained, that any clinical trial will be successful or that the Company will be successful in regaining Nasdaq minimum bid price listing requirements. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1. Business — Additional Factors That May Affect Future Results, and elsewhere in the Valentis Annual Report on Form 10-K and in quarterly reports on Form 10-Q for the periods ended September 30, 2005, December 31, 2005 and March 31, 2006, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990